Exhibit 99.1

Arcadia Biosciences (RKDA) Announces Third Quarter 2026 Financial Results and Business Highlights

-- Zola® Q3 revenues increase 24% year-over-year, largest quarterly sales ever --

-- New 1L espresso formulation ships this month, slim cans to launch in early 2027 --

DALLAS, Texas (November 12, 2026) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative wellness products, today released its financial and business results for the third quarter of 2026.

“The third quarter was very strong for Zola® with revenues growing 24% compared to the same quarter last year, resulting in the highest quarterly sales the brand has ever reported,” said T.J. Schaefer, CEO of Arcadia. “Our summer programs drove significant revenue growth and have led to new distribution opportunities in 2027 in new regions such as Texas.”

Schaefer continued, “We are extremely excited to begin shipping our newly formulated espresso flavor this month after receiving pre-launch commitments from several of our leading customers. Available in a 1-liter resealable carton and containing just over 100 milligrams of caffeine, Zola Espresso is the perfect way to jump-start your morning.

“In addition, we are happy to announce that our Zola Original, Original with Pulp, and Espresso varieties will be available in a 10.5-ounce slim can in the first half of next year,” Schaefer added.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026	2025	Favorable/ (Unfavorable)		2026	2025	Favorable/ (Unfavorable)
			$	%			$	%
Total revenues	1,619	1,302	317	24%	4,162	3,957	205	5%
Total operating expenses	2,458	2,454	(4)	(0%)	6,276	5,082	(1,194)	(23%)
Loss from continuing operations	(839)	(1,152)	313	27%	(2,114)	(1,125)	(989)	(88%)
Net income (loss) attributable to common stockholders	1,755	856	899	105%	(8,896)	(1,003)	(7,893)	(787%)

More detailed financial information is included in the company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC), available in the Investors section of the company’s website under SEC Filings.

Revenues

Total revenues increased $317,000, or 24%, during the third quarter of 2026 compared to the same period in 2025, driven by strong volumes from summer programs.

Revenues increased $205,000, or 5%, during the first nine months of 2026 compared to the same period in 2025, as strong volumes in the third quarter of 2026 more than offset slower growth in the first half of 2026 due to inventory delays.

Operating Expenses

Cost of revenues decreased by $124,000 and $117,000 during the third quarter and first nine months of 2026, respectively, compared to the same periods in 2025, despite a year-over-year increase in sales, due to a tariff refund of approximately $175,000 in July 2026.

Selling, general, and administrative (SG&A) expenses increased by $128,000, or 8%, during the third quarter of 2026 compared to the same period in 2025, driven by expenses associated with the timing of our 2026 annual meeting of stockholders, which was held in the third quarter of 2026, compared to the 2025 annual meeting of stockholders which was held in the fourth quarter of 2025.

SG&A expenses decreased by $1.4 million during the first nine months of 2026 compared to the same period in 2025, driven by the absence of M&A expenses and lower employee costs in 2026.

Other operating income decreased by $2.7 million during the first nine months of 2026 compared to the same period in 2025. This was driven by a $2.8 million gain recognized in 2025 related to the agreement with Bioceres Crop Solutions Corp. to transfer rights related to reduced gluten and oxidative stability patents, as well as the agreement with Bioseed Research India to terminate the license agreement for certain intellectual property.

Net Income/ Loss Attributable to Common Stockholders

Net income attributable to common stockholders for the third quarter of 2026 was $1.8 million, or $0.29 per share, a $900,000 improvement from $856,000 net income, or $0.63 per share, for the third quarter of 2025. The improvement in net income attributable to common stockholders for the third quarter of 2026 compared to the same period in 2025 was primarily driven by a $2.6 million gain related to the change in the estimated fair value of common stock warrant and option liabilities.

Net loss attributable to common stockholders for the first nine months of 2026 was $8.9 million, or $2.39 per share, compared to a net loss of $1.0 million, or $0.73 per share, for the first nine months of 2025. The first nine months of 2026 included a $4.3 million unrealized loss related to Above Food stock held by the company, a $2.9 million loss on the company’s January 2026 inducement offer financing transaction, a $5.4 million valuation loss on the June 2026 PIPE transaction, and offering costs of $1.1 million, which were offset by a $6.8 million gain related to the change in fair value of common stock warrant and option liabilities. The first nine months of 2025 included a $4.7 million credit loss related to the note receivable from Above Food, which was offset by a $2.8 million gain related to the Above Food stock and a $1.9 million gain related to the change in fair value of common stock warrant and option liabilities.

About Arcadia Biosciences, Inc.

Since 2002, Arcadia Biosciences (Nasdaq: RKDA) has been innovating high-value, healthy ingredients to meet consumer demands for healthier choices. With its roots in agricultural innovation, Arcadia cultivates next-generation wellness products. For more information, visit www.arcadiabio.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future results of operations concerning the company and its products, including, but not limited to, statements relating to Zola products and sales, the company’s growth, cash position, operating costs, financial performance, and evaluation of possible strategic alternatives and transactions. Undue reliance should not be placed on any forward-looking statements. Forward-looking statements are only predictions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results anticipated by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks set forth in filings that the company makes with the Securities and Exchange Commission from time to time, including in Arcadia’s Annual Report on Form 10-K for the year ended December 31, 2025 (the 2025 Form 10-K), and other filings that the company makes with the SEC. Forward-looking statements concerning anticipated future activities also assume that the company has sufficient funding to continue its operations and planned activities, which may not be the case. As described in greater detail in the 2025 Form 10-K and in the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2026, the company will require additional funding to continue its operations and planned activities. There are no assurances that required funding will be available at all or will be available in sufficient amounts or on reasonable terms. The company may seek to raise additional funds through equity or debt financings, through transactions involving its other assets, or through other transactions, and may seek strategic alternatives and transactions. Any sale of additional equity securities could result in material dilution to company stockholders. Reported results should not be considered as an indication of future performance. Forward-looking statements made in this press release speak only as of the date hereof, and except as required by law, Arcadia Biosciences, Inc. disclaims any obligation to update these forward-looking statements or to reflect events or circumstances arising after the date of this press release.

Arcadia Biosciences Contact:

T.J. Schaefer

ir@arcadiabio.com

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